Exhibit 10.17

July 24, 2006

Michael Holt

[personally identifiable information withheld]

Dear Michael,

On behalf of Angie’s List, I am pleased to offer you the position as Vice President. As compensation for your employment you will receive a base pay of $175,000 annually, with the opportunity to earn a $50,000 annual bonus if target objectives are met.

As a member of the Senior Management team of Angie’s List, your family medical insurance premiums will be 100% paid by the company for our base plan. You may choose our buy-up medical plan, although you would be responsible for paying the difference in premiums between the two plans. In addition, you will receive 10 days of paid vacation time per year.

In addition, we will provide a company-paid cell phone and will provide reimbursement for the cost of one round trip flight per week to/from your home. Your Angie’s List Board rights will remain unchanged by your employment at Angie’s List.

In the event your employment at Angie’s List is terminated without cause, you will be offered a severance for a period of three months following the termination.

Welcome to Angie’s List, Michael. I am confident that you will make a tremendous contribution to our growing organization, and that you will find working for Angie’s List a rewarding experience. Our entire team is looking forward to your arrival.

Sincerely,

/s/ Bill Oesterle
BILL OESTERLE
CEO

(To indicate your acceptance of this offer, please sign and return to me at 1030 E. Washington Street, Indianapolis, IN 46202)

/s/ Michael Holt	Date	7-27-06
Accepted by Michael Holt

Angie’s List Headquarters

1030 E. Washington St. • Indianapolis, IN 46202 • (317) 297-5478 • Fax: (317) 252-5784 www.angieslist.com